EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JULY 1, 2006

LOS ANGELES, California (July 31, 2006) – Ducommun Incorporated (NYSE: DCO) today reported results for its second quarter ended July 1, 2006.

Sales for the second quarter of 2006 were $77.5 million, compared to $62.0 million for the second quarter of 2005. Net income for the second quarter of 2006 was $3.2 million, or $0.31 per diluted share, compared to net income of $4.1 million, or $0.40 per diluted share, for the same period last year.

Sales for the second quarter of 2006 increased 25% from the same period last year primarily due to the acquisition of Miltec Corporation (Miltec) on January 6, 2006 and higher sales at Ducommun AeroStructures. The Company’s mix of business in the second quarter of 2006 was approximately 67% military, 32% commercial and 1% space, compared to 63% military, 33% commercial and 4% space in the second quarter of 2005.

Gross profit, as a percentage of sales, decreased to 19.7% in the second quarter of 2006 from 22.8% in the second quarter of 2005. The decrease in gross profit margin was primarily attributable to a decline in operating performance at Ducommun Technologies, which included an $860,000 increase in inventory reserves related to a canceled contract, partially offset by an improvement in operating performance at Ducommun AeroStructures.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, decreased to 12.4% in the second quarter of 2006 from 12.5% in the second quarter of 2005. Period to period SG&A expenses increased as a result of:

•	The acquisition of Miltec, which has higher SG&A expenses as a percentage of sales than Ducommun had prior to the acquisition,

•	Non-cash amortization of intangibles of $317,000 in the second quarter of 2006 related to the Miltec acquisition, and

•	Non-cash stock option expense of $412,000 related to the adoption of SFAS 123(R) “Share Based Payment” on January 1, 2006.

Net income for the second quarter of 2006 decreased 22% from the second quarter of 2005 primarily for the reasons described above. It also declined due to higher interest expense resulting from the acquisitions of Miltec and WiseWave (completed in May 2006).

Sales for the first six months of 2006 were $149.6 million, compared to $125.8 million for the first six months of 2005. Net income for the first six months of 2006 was $5.9 million, or $0.58 per diluted share, compared to net income of $8.2 million, or $0.80 per diluted share, for the same period last year.

Sales for the first six months of 2006 increased 19% from the same period last year primarily due to the acquisition of Miltec and higher sales at Ducommun AeroStructures. The Company’s mix of business in the first six months of 2006 was approximately 67% military, 32% commercial and 1% space, compared to 62% military, 35% commercial and 3% space in the first six months of 2005.

Gross profit, as a percentage of sales, decreased to 19.9% in the first six months of 2006 from 20.4% in the first six months of 2005. The decrease in gross profit margin was primarily attributable to a decline in operating performance at Ducommun Technologies, which included an $860,000 increase in inventory reserves related to a canceled contract, partially offset by an improvement in operating performance at Ducommun AeroStructures.

SG&A expenses, as a percentage of sales, increased to 12.9% in the first six months of 2006 from 11.6% in the first six months of 2005. The increase in SG&A expenses, and as a percentage of sales, was primarily due to:

•	The acquisition of Miltec, which has higher SG&A expenses as a percentage of sales than Ducommun had prior to the acquisition,

•	Non-cash amortization of intangibles of $633,000 in the first six months of 2006 related to the Miltec acquisition, and

•	Non-cash stock option expense of $782,000 related to the adoption of SFAS 123(R) “Share Based Payment” on January 1, 2006.

Net income for the first six months of 2006 decreased 27% from the first six months of 2005 for the reasons described above. It also declined due to higher interest expense resulting from the acquisitions of Miltec and WiseWave and an increase in the Company’s effective tax rate. The Company’s effective tax rate in the first six months of 2006 was 36.5%, compared to 25.9% in the first six months of 2005. The effective tax rate in the first six months of 2005 benefited from reductions in income tax reserves established in prior periods as well as research and development tax credits.

Joseph C. Berenato, chairman, president and chief executive officer, stated, “The aerospace marketplace remains healthy, with growing opportunities in commercial aerospace and a steady rate of spending from the Department of Defense (DOD) budget. We are seeing some tightening of military spending, however, as DOD budgets are being stretched by Iraq-related expenditures. We are integrating our Miltec and WiseWave acquisitions, launching our new Thailand manufacturing facility and driving Lean and Six Sigma deeper into our businesses. While we expect 2006 to be a year of new program investment, integration and consolidation of facilities and developing broader capabilities to take advantage of the opportunities available to us over the rest of this decade, we continue to look for complementary acquisitions to augment our internal growth activities.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with the Company’s chairman, president and chief executive officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-901-5247 (international 617-786-4501) approximately ten minutes prior to the conference time stated above. The participant passcode is 12004950. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com. The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended July 1, 2006 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net Sales	$77,480,000	$61,998,000	$149,638,000	$125,810,000

Operating Costs and Expenses:
Cost of Goods Sold	62,255,000	47,866,000	119,896,000	100,083,000
Selling, General & Administrative Expenses	9,599,000	7,773,000	19,235,000	14,640,000

Total	71,854,000	55,639,000	139,131,000	114,723,000

Operating Income	5,626,000	6,359,000	10,507,000	11,087,000
Interest Expense	(649,000)	(7,000)	(1,164,000)	(85,000)
Income Tax Expense	(1,809,000)	(2,279,000)	(3,413,000)	(2,846,000)

Net Income	$3,168,000	$4,073,000	$5,930,000	$8,156,000

Earnings Per Share:
Basic Earnings Per Share	$0.31	$0.40	$0.58	$0.81
Diluted Earnings Per Share	0.31	0.40	0.58	0.80
Weighted Averaged Number of
Common Shares Outstanding:
Basic	10,222,000	10,060,000	10,178,000	10,052,000
Diluted	10,312,000	10,161,000	10,266,000	10,191,000

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